Exhibit 99.1

CONSENT OF JOSHUA E. PRIME

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration statement on Form S-1 to be filed by Levi Strauss & Co. (the “Company”) with the Securities and Exchange Commission (the “Registration Statement”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Joshua E. Prime Joshua E. Prime

February 12, 2019